Exhibit 99.2

MODEM MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$31,297	$56,095
Marketable securities	28,568	—
Accounts receivable, net of bad debt reserve of $150 and $162, respectively	8,979	15,352
Unbilled revenues	2,680	853
Deferred income taxes	3,884	3,371
Prepaid expenses and other current assets	1,654	2,717

Total current assets	77,062	78,388
Noncurrent assets:
Marketable securities	5,259	—
Property and equipment, net	6,150	7,308
Goodwill	43,156	43,156
Deferred income taxes	13,678	12,694
Other assets	1,398	1,389

Total noncurrent assets	69,641	64,547

Total assets	$146,703	$142,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$401	$1,388
Pre-billed media	13,868	12,508
Deferred revenues	2,478	4,809
Accrued restructuring	2,766	2,974
Accrued expenses and other current liabilities	5,742	6,325

Total current liabilities	25,255	28,004
Noncurrent liabilities:
Accrued restructuring	10,659	13,173
Other liabilities	5,128	1,109
Stockholders’ equity:
Common stock, $.001 par value—145,000,000 shares authorized, 27,799,444 and 26,705,359 issued, respectively	28	27
Preferred stock, $.001 par value—5,000,000 shares authorized, none issued and outstanding	—	—
Paid-in capital	199,776	194,310
Deferred compensation	(189)	(202)
Accumulated deficit	(92,090)	(91,826)
Treasury stock, 324,902 and 264,522 shares of common stock, respectively, at cost	(1,701)	(1,351)
Accumulated other comprehensive loss	(163)	(309)

Total stockholders’ equity	105,661	100,649

Total liabilities and stockholders’ equity	$146,703	$142,935

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$14,557	$14,484	$45,711	$44,078
Cost of revenues	8,194	7,114	24,630	21,389

Gross profit	6,363	7,370	21,081	22,689
Operating expenses:
Selling, general and administrative	4,514	4,288	14,713	13,909
Transaction costs	822	—	1,127	—
Restructuring and other charges/(credits)	4,795	(1,111)	4,267	(1,111)
Depreciation and amortization	507	601	1,538	2,384

Total operating expenses	10,638	3,778	21,645	15,182

Operating income (loss)	(4,275)	3,592	(564)	7,507
Interest income	206	122	519	393
Other expense, net	(136)	(167)	(257)	(504)

Income (loss) from continuing operations before income taxes	(4,205)	3,547	(302)	7,396
Provision for income taxes	(1,459)	1,466	(253)	2,924

Income (loss) from continuing operations	(2,746)	2,081	(49)	4,472

Discontinued operations:
Operating loss	(17)	(19)	(645)	(140)
Benefit for income taxes	—	—	430	—

Loss from discontinued operations	(17)	(19)	(215)	(140)

Net income (loss)	$(2,763)	$2,062	$(264)	$4,332

Basic per share data: *
Income (loss) from continuing operations	$(0.10)	$0.08	$(0.00)	$0.17
Loss from discontinued operations	(0.00)	(0.00)	(0.01)	(0.01)

Net income (loss)	$(0.10)	$0.08	$(0.01)	$0.17

Diluted per share data:
Income (loss) from continuing operations	$(0.10)	$0.08	$(0.00)	$0.17
Loss from discontinued operations	(0.00)	(0.00)	(0.01)	(0.01)

Net income (loss)	$(0.10)	$0.08	$(0.01)	$0.16

Weighted-average number of common shares outstanding:
Basic	27,414	26,044	27,052	25,990

Diluted	27,414	26,667	27,052	26,330

*	Numbers may not add due to rounding.

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$(264)	$4,332
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,555	2,413
Non-cash restructuring and other charges	265	—
Non-cash income taxes	(1,496)	2,473
Tax benefit for stock options	783	—
Amortization of deferred compensation	246	159
Changes in assets and liabilities:
Accounts receivable	6,346	3,791
Unbilled revenues	(1,827)	(608)
Prepaid expenses and other assets	(366)	(38)
Accounts payable, accrued expenses and other liabilities	2,823	(3,158)
Pre-billed media	1,360	(1,834)
Deferred revenues	(2,345)	(6)
Accrued restructuring	(2,755)	(3,307)

Net cash provided by operating activities	4,325	4,217

Cash flows from investing activities:
Purchases of property and equipment, net of disposals	(444)	(1,241)
Purchases of marketable securities	(52,917)	—
Sales of marketable securities	19,052	—
Restricted cash	1,333	—
Collection of notes receivable	66	624

Net cash used in investing activities	(32,910)	(617)

Cash flows from financing activities:
Purchases of treasury stock	(350)	(100)
Payments of notes payable and capital lease obligations	(392)	(294)
Exercises of stock options and purchases under employee stock purchase plan	4,451	742

Net cash provided by financing activities	3,709	348

Effect of exchange rates on cash and cash equivalents	78	15

Net (decrease) increase in cash and cash equivalents	(24,798)	3,963
Cash and cash equivalents, beginning of the period	56,095	49,312

Cash and cash equivalents, end of the period	$31,297	$53,275

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Operations—Modem Media, Inc. (the “Company”) is an interactive marketing strategy and services firm. The Company is a marketing partner to some of the world’s leading companies and uses digital marketing and technologies to help their clients realize greater value from their most vital asset—their customers. The Company leverages its experience in marketing and business strategy, database marketing, creative design and technology development to address the unique business objectives, challenges and opportunities of each of its client companies. Headquartered in Norwalk, Connecticut, the Company maintains offices in San Francisco and London.

Basis of Presentation—The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company’s financial position and results of operations. The operating results for the three and nine months ended September 30, 2004 and 2003 are not necessarily indicative of the results to be expected for any other interim period or any future year. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Discontinued Operations—In April 2004, the Company announced its decision to close its office in São Paolo, Brazil, due to adverse market conditions and lower revenues. Operations of this office ceased in the second quarter of 2004 and as a result, in accordance with Statement of Financial Account Standard No. 144 (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, the results of these operations have been reclassified and are separately presented for all reporting periods as discontinued operations. Revenues from discontinued operations were $0.0 million and $0.1 million for the three months ended September 30, 2004 and 2003, respectively, and $0.1 million and $0.5 million for the nine months ended September 30, 2004 and 2003, respectively.

Principles of Consolidation—The accompanying consolidated financial statements include all of the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

Revenue Recognition and Billing—The Company recognizes revenues as services are rendered in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB No. 104”). For the three and nine months ended September 30, 2004 and 2003, approximately 90% of its fee-based revenues were derived from fixed-fee and retainer-based assignments. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings and production and other client-reimbursable out-of-pocket costs incurred in excess of billings. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Clients hire the Company on a fixed-fee, retainer or time-and-materials basis. The Company reassesses its estimated costs on fixed-fee engagements periodically and, as needed, for specific engagements. Losses, which have not been material, are accrued to the extent that costs incurred and anticipated costs to complete engagements exceed total anticipated billings. Provisions for losses on uncompleted fixed-fee contracts, if any, are recognized in the period in which such losses are determined. The cost of online media and email campaigns purchased by the Company for its clients is not included in revenue because the Company acts as an agent on behalf of its clients.

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-Of-Pocket Expenses Incurred (“EITF 01-14”), the Company reports reimbursable pass-through expenses as a component of revenues and cost of revenues. This component of revenue was less than 2% of total revenues for all periods presented.

Business Concentrations and Credit Risk—The Company had revenues from Delta Air Lines, Hewlett Packard and General Motors representing 23%, 16% and 10% of revenues, respectively, for the three months ended September 30, 2004, and revenues from Delta Air Lines, Hewlett Packard, General Motors and IBM representing 22%, 13%, 11% and 10%, respectively, for the nine months ended September 30, 2004. The Company had revenues from Delta Air Lines, IBM and General Motors representing 26%, 14% and 13% of revenues, respectively, for the three months ended September 30, 2003, and revenues from Delta Air Lines, General Motors and IBM representing 24%, 18% and 11%, respectively, for the nine months ended September 30, 2003. The Company generally does not require its clients to provide collateral. Additionally, the Company is subject to a concentration of credit risk with respect to its accounts receivable. The Company had four clients accounting for 26%, 13%, 12% and 11% of total gross accounts receivable as of September 30, 2004. The Company had four clients accounting for 32%, 26%, 16% and 16% of total gross accounts receivable as of December 31, 2003. Delta Air Lines represented 26% of the Company’s total gross accounts receivable as of September 30, 2004. Forty-three percent of this Delta accounts receivable balance is associated with media transactions whereby the Company acts as an agent on behalf of Delta, and Delta is primarily responsible for the obligation to the media property. Delta has stated in its periodic report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2004, that if it cannot achieve a competitive cost structure, regain sustained profitability and access the capital markets on acceptable terms, it will need to pursue alternative courses of action intended to make Delta Air Lines viable for the long-term by restructuring its costs under Chapter 11 of the U.S. Bankruptcy Code. The Company continues to monitor this situation and has taken steps to reduce the financial risk to the Company in case of the further deterioration of the financial condition of Delta and the filing of bankruptcy under Chapter 11.

Income Taxes—The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) SFAS No. 109, Accounting for Income Taxes. In accordance with such standard, the provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

Stock-Based Compensation—The Company follows the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation to employees using the intrinsic value method presented in Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, the compensation cost of stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the exercise price and is charged to operations either when earned or over the vesting period. Income tax benefits attributable to stock options exercised are credited to paid-in capital.

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If compensation expense for stock options awarded under the Company’s plans were to have been determined in accordance with SFAS No. 123, the Company’s pro forma net income and pro forma net income per share would have been as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(in thousands, except per share data)		(in thousands, except per share data)
Net income (loss) as reported	$(2,763)	$2,062	$(264)	$4,332
Stock–based compensation recorded, net of tax	55	32	144	96

Sub total	(2,708)	2,094	(120)	4,428
Stock-based compensation expense determined under SFAS 123, net of tax	319	651	1,005	1,966

Pro forma net income (loss)	$(3,027)	$1,443	$(1,125)	$2,462

Net income (loss) per share:
Basic net income (loss) per share, as reported	$(0.10)	$0.08	$(0.01)	$0.17

Basic net income (loss) per share, pro forma	$(0.11)	$0.06	$(0.04)	$0.09

Diluted net income (loss) per share, as reported	$(0.10)	$0.08	$(0.01)	$0.16

Diluted net income (loss) per share, pro forma	$(0.11)	$0.05	$(0.04)	$0.09

The effects of applying SFAS No. 123 in the pro forma net income (loss) disclosures above are not likely to be representative of the effects on pro forma disclosures of future years.

During the first quarter of 2004, as a partial payment of bonuses under the Company’s management incentive plan, the Company issued approximately 29,000 shares of restricted stock and 3,500 stock options to purchase its common stock to certain management employees at $8.00 per share, the fair market value of the Company’s common stock on the date of grant, and a weighted average exercise price of $2.53 per stock option, respectively. The Company recorded deferred compensation expense of approximately $0.2 million relating to the restricted stock, which represents the difference between the cost of the stock to the employee and the fair market value of the Company’s common stock on the date of grant. In addition, the Company recorded deferred compensation expense of $0.02 million relating to the stock options, which represents the difference between the exercise price and the fair market value of the Company’s common stock on the date of grant. These amounts will be amortized on a straight-line basis over the vesting period, which ends on December 31, 2005. The Company has amortized approximately $0.03 and $0.08 million of deferred compensation during the three and nine months ended September 30, 2004, respectively, related to the restricted stock and stock options.

On January 1, 2004, the Company modified the terms of an outstanding stock option award for G.M. O’Connell, Chairman of the Board, who became a consultant with the Company. The fair value of unvested outstanding stock options were remeasured on September 30, 2004 and will be remeasured at each balance sheet date until the stock options vest on December 31, 2004. The Company will recognize compensation expense for the fair value of the unvested stock options over the remaining vesting period. For the three and nine months ended September 30, 2004, $0.02 and $0.06 million was recorded as compensation expense.

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the first quarter of 2003, as a partial payment of bonuses under the Company’s management incentive plan, the Company issued approximately 244,000 stock options to purchase its common stock to certain management employees at an exercise price of $0.58 per share. The Company recorded deferred compensation expense of approximately $0.4 million relating to these stock options, which represents the difference between the exercise price and the fair market value of the Company’s common stock on the date of grant. This balance will be amortized on a straight-line basis over the vesting period, which ends on December 31, 2004. The Company has amortized approximately $0.04 million and $0.05 million of deferred compensation during the three months ended September 30, 2004 and 2003, respectively, and approximately $0.1 million and $0.16 million of deferred compensation during the nine months ended September 30, 2004 and 2003, respectively, related to these options.

In connection with the transfer to True North Communications, Inc. (“True North”) of the non-strategic digital interactive marketing operations by the Company in 1998, True North agreed to satisfy options to purchase up to an aggregate of 281,010 shares of the Company’s common stock held by employees of such operations, as well as options to purchase an aggregate of 298,022 shares of the Company’s Common stock held by former employees of the Poppe Tyson Strategic Interactive Marketing Operations under the 1997 Plan (the “Option Agreement”). As of September 30, 2004, options to purchase up to 40,964 shares of common stock to be satisfied by True North, through the Interpublic Group of Companies (“IPG”), which completed its acquisition of True North in June 2001, remained outstanding. Upon the exercise of such options, the exercise price will be paid to IPG and IPG will surrender an equivalent number of shares of common stock to the Company. During the nine months ended September 30, 2004, 60,380 shares related to the exercise of such options at a cost of $0.35 million were included in treasury stock on the consolidated balance sheets.

Cash and Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Although cash balances are maintained in high quality financial institutions, the balances at times exceed insurable amounts.

Marketable Securities—The Company classifies its investments in marketable securities as available-for-sale. Accordingly, these investments are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity. The Company recognizes gains and losses when these securities are sold using the specific identification method. The Company has not recognized any material gains or losses from the sale of its investments in marketable securities.

Property and Equipment—Property and equipment are stated at cost and are depreciated principally using the straight-line method over their estimated useful lives of three to five years for computers and software, and three to seven years for furniture and other. Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term.

Goodwill—Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed for impairment annually, as well as when a triggering event indicates impairment may have occurred. The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of the reporting unit. The first step of the process is a screen for potential impairment and the second step measures the amount of impairment, if any. The Company performed its annual goodwill impairment test during the fourth quarter of 2003 and determined that no additional impairment had occurred. The Company will continue to perform a goodwill impairment test annually, as well as when a triggering event indicating impairment may have occurred.

Net Income (Loss) Per Share—In accordance with SFAS No. 128, Earnings Per Share, basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during each period. Diluted net income per share gives effect to all potentially dilutive securities that were outstanding during each period. The Company had net losses for the three and nine months ended September 30, 2004. As a result, none of the options outstanding during those periods were included in the computations of net loss per share since they were antidilutive. For the three months ended September 30, 2003, outstanding options to purchase shares of common stock of approximately 1.9 million, respectively, were not included in the computation of diluted net income per share because to do so would have an antidilutive effect for the periods presented. For the nine months ended September 30, 2003, outstanding options of approximately 4.6 million, respectively, were likewise excluded. The following table details the computation of basic and diluted earnings per share for continuing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Income (loss) from continuing operations	$(2,746)	$2,081	$(49)	$4,472

Weighted average common shares outstanding—basic	27,414	26,044	27,052	25,990
Assumed conversion of dilutive securities	—	623	—	340

Weighted average common shares outstanding—diluted	27,414	26,667	27,052	26,330

Basic and diluted earnings per share for income (loss) from continuing operations	$(0.10)	$0.08	$(0.00)	$0.17

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments—The carrying values of the Company’s assets and liabilities approximate fair value because of the short maturities of these financial instruments.

Foreign Currency Translation—The Company’s financial statements were prepared in accordance with the requirements of SFAS No. 52, Foreign Currency Translation. Under this method, net foreign currency transaction gains and losses are included in the accompanying consolidated statements of operations.

Comprehensive Income (Loss)—The Company reflects its comprehensive income (loss) such as unrealized gains and losses on the Company’s foreign currency translation adjustments and available-for-sale securities as a separate component of stockholders’ equity as required by SFAS No. 130, Reporting Comprehensive Income. The Company has not recorded the tax effects related to the currency translation adjustments because such adjustments relate to indefinite investments in international subsidiaries. Comprehensive income (loss) consists of net income, foreign currency translation adjustments and unrealized gains (losses) on available-for-sale securities. Comprehensive income (loss) was $(2.7) million and $2.1 million for the three months ended September 30, 2004 and 2003, respectively. Comprehensive income was $(0.1) million and $4.3 million for the nine months ended September 30, 2004 and 2003, respectively.

Recently Issued Accounting Pronouncements

In December 2003, the FASB issued Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R replaces the same titled FIN 46 that was issued in January 2003. FIN 46R requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable entity’s activities, is entitled to receive a majority of the variable interest entity’s residual returns or both. The provisions of this interpretation were effective for the Company beginning the first quarter of fiscal 2004. The adoption of this interpretation did not have a material effect on the Company’s consolidated financial statements or disclosures.

NOTE 2. Discontinued Operations and Reclassification of Prior Period Financial Results

In April 2004, the Company announced its decision to close its office in São Paolo, Brazil, due to adverse market conditions and lower revenues. Operations of this office ceased in the second quarter of 2004 and as a result, in accordance with Statement of Financial Account Standard No. 144 (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, the results of this operation have been reclassified and are separately presented for all reporting periods as discontinued operations.

The São Paolo office generated revenues from discontinued operations of $0.0 million and $0.1 million for the three months ended September 30, 2004 and 2003, respectively, and $0.1 million and $0.5 million for the nine months ended September 30, 2004 and 2003, respectively. The operating loss for discontinued operations of $0.6 million for the nine months ended September 30, 2004 included $0.3 million of asset impairments, severance, lease settlements and other costs. A tax benefit of $0.4 million was recorded as a component of discontinued operations as a result of the $1.0 million write-off of the investment in the Company’s São Paolo office. Other current liabilities of $0.2 million are primarily accruals for costs associated with the shutdown of the office and are included in “Accrued expenses and other current liabilities” on the consolidated balance sheets. The Company expects to satisfy all material obligations during the fourth quarter of 2004.

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The major classes of assets and liabilities of the São Paolo office in the Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003 are as follows:

	September 30, 2004	December 31, 2003
	(In thousands)
Cash and cash equivalents	$—	$20
Accounts and other receivables, net	—	93
Other current assets	11	66
Property and equipment, net	—	85

Total assets	$11	$264

Accounts payable	$—	$29
Other current liabilities	157	112

Total liabilities	$157	$141

NOTE 3. CentrPort Investment and Lease Guarantee

The Company and certain employees formed CentrPort LLC in November 1999 to focus on developing intelligent marketing platforms to build and enhance customer relationships across multiple communication channels. In December 2000, CentrPort LLC, which was originally organized as a Delaware limited liability company, was reorganized as CentrPort, Inc. (“CentrPort”), a Delaware corporation. Immediately after this reorganization, the Company sold a portion of its ownership in CentrPort, which was formerly our majority-owned subsidiary. A consortium of third party investors (the “CentrPort Investors”) purchased 8,332,000 shares of preferred stock of CentrPort from the Company (“CentrPort Preferred Stock Sale”) in exchange for $2.5 million in cash and a $2.5 million note receivable originally due in December 2001, subject to certain conditions. In addition, the Company received a warrant to purchase 391,604 shares of CentrPort common stock from CentrPort (“CentrPort Warrant”).

Concurrent with the CentrPort Preferred Stock Sale, the CentrPort Investors agreed to invest up to $22.0 million directly into CentrPort. At the closing of the transaction, $16.5 million was paid by the CentrPort Investors to CentrPort in exchange for 36,660,800 shares of newly issued CentrPort preferred stock. Subject to CentrPort’s securing certain revenue commitments by April 1, 2001, an additional payment of $5.5 million (“Contingent Payment”) would be due from the CentrPort Investors to CentrPort in December 2001. CentrPort did not secure these certain commitments and as such the Contingent Payment was not made by the CentrPort Investors to CentrPort.

In addition, concurrent with the CentrPort Preferred Stock Sale, the Company purchased 1,842,657 shares of CentrPort common stock from certain minority CentrPort stockholders in exchange for approximately $1.9 million of its common stock, or 315,858 shares (the “Founders’ Stock Transaction”). In connection with the Founders’ Stock Transaction, the Company recorded a charge to equity of approximately $1.4 million based on the excess of the value paid for the founders’ stock and its estimated fair value on the date the Company acquired the stock.

The CentrPort Preferred Stock Sale, the CentrPort Warrant, the investment by the CentrPort Investors directly into CentrPort and the Founders’ Stock Transaction are hereinafter collectively referred to as the “CentrPort Transactions.” As a result of the CentrPort Transactions, the Company’s ownership in CentrPort preferred and common stock, combined, was reduced from 59.0% to 15.2%, which was later reduced as discussed below. Through the date of the CentrPort Transactions, the Company consolidated CentrPort and recognized 100% of the losses incurred by CentrPort in consideration that the Company was CentrPort’s sole funding source. Such losses aggregated approximately $5.7 million. Subsequent to the CentrPort Transactions, the Company has accounted for its investment in CentrPort under the cost method.

In conjunction with the CentrPort Transactions, the Company designated CentrPort as a preferred vendor and committed to resell at least $5.0 million of CentrPort’s products and services during 2001 pursuant to a value added reseller agreement (“CentrPort Commitment”). Based primarily on the uncertain nature of the Company’s ability to

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

meet this CentrPort Commitment, the Company deferred its gain of $4.1 million on the CentrPort Preferred Stock Sale. The original agreement provided that, if the CentrPort Commitment was not met, the Company was to remit the value of the shortfall to CentrPort in either CentrPort common stock from the Company’s holdings pursuant to a contractual per share fixed value, or in cash, at the Company’s election. As of December 31, 2001, the Company had sold $2.7 million in CentrPort products and services applicable to the CentrPort Commitment. As a result, the Company recognized $1.7 million in the fourth quarter of 2001 of the $4.1 million deferred gain that was recorded as of December 31, 2000. The remaining balance of the deferred gain on the Company’s balance sheet was equal to $2.3 million as of December 31, 2001. In February 2002, the Company, CentrPort and the CentrPort Investors were party to agreements which amended various conditions and commitments including the extinguishment of the Company’s CentrPort Commitment to sell further CentrPort products and services, the extinguishment of the Company’s obligation to pay the value of the shortfall in either cash or CentrPort common stock and the extension of the Company’s $2.5 million note receivable due from the CentrPort Investors to it until December 31, 2002, which was subsequently satisfied. Accordingly, the Company recognized the remaining deferred gain of $2.3 million in the first quarter of 2002.

In addition, as a result of a valuation the Company received from an independent firm regarding the Company’s investment in CentrPort as of December 31, 2001, the Company concluded that its investment in CentrPort was impaired. Accordingly, the Company reduced its investment in CentrPort from $3.7 million, reflected at December 31, 2000, to $0.5 million by recording a $3.2 million charge in the fourth quarter of 2001. In October 2002, CentrPort closed on a second series of equity financing whereby CentrPort issued new equity to some of the CentrPort Investors in exchange for cash (the “Secondary Financing”). The Company did not participate in the Secondary Financing. As a result of the Secondary Financing, the Company’s ownership interest in CentrPort’s common and preferred stock was reduced from 15% to 9%.

Based on the Company’s review, during the fourth quarter of 2003, of the financial results of CentrPort for the latter part of 2003 as well as projections for 2004, the Company determined that its investment in CentrPort was fully impaired at December 31, 2003. Accordingly, the Company recorded a $0.5 million impairment charge relating to this investment in the fourth quarter of 2003. The Company also concluded that it is not likely that the Company will be able to recognize any benefit from the deferred tax asset related to this investment. As a result, the Company recorded a $0.8 million tax provision in the fourth quarter of 2003 to provide a valuation allowance against this deferred tax asset.

CentrPort website metric analysis services are provided to the Company’s clients pursuant to a reseller agreement between the Company and CentrPort. The Company paid CentrPort $0.2 million for the three months ended September 30, 2003, and $0.3 million and $0.8 million for the nine months ended September 30, 2004 and 2003, respectively, for services performed. Additionally, the Company received commissions from CentrPort for referred clients of $0.03 million for the three months ended September 30, 2003, and $0.5 million for each of the nine months ended September 30, 2004 and 2003. These commissions have been included in revenues in the consolidated statements of operations.

We are the guarantor for CentrPort’s obligations under their lease for office space at 450 Post Road East, Westport, Connecticut, for 16,900 square feet, which expires on June 30, 2010, subject to renewal. As of September 30, 2004, the aggregate remaining base rent and operating expenses due under this lease was $5.0 million, subject to adjustment in accordance with the terms of the lease. This balance reduces by approximately $0.8 million per year through June 30, 2010. The lease provides that once 50% of the original lease term has expired, which will occur in July 2005, this guaranty may be replaced with an irrevocable letter of credit in favor of the landlord in an amount not to exceed the remaining base rent. In addition, upon expiration of 50% of the lease term, CentrPort is required to obtain such a letter of credit. Furthermore, CentrPort has agreed to cooperate with us to secure our release from our guaranty prior to that time, if possible. In the event that CentrPort were to default on its lease obligation, we would be liable for the aggregate remaining base rent and operating expenses at the time of default by CentrPort. In the event of a default, we would take all appropriate action to be reimbursed for this liability.

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the third quarter of 2004, the Company continued to evaluate its potential obligation under the CentrPort lease guarantee and specifically considered the following factors in this regard: (a) CentrPort’s ability to reduce its cash burn rate and preserve cash on hand; (b) the probability that CentrPort will be sold within the near future; (c) the timing as to when CentrPort could potentially default on their lease; (d) the potential for CentrPort to raise additional funds; and (e) the potential for CentrPort to sell its remaining assets / customer base. The Company noted that in particular, CentrPort continued to be unable to obtain new sources of funding, its operating performance continued to deteriorate and cash on hand continued to decline. As a result, the company concluded that an accrual of a loss contingency for the CentrPort lease guarantee was required in accordance with SFAS No. 5, Accounting for Loss Contingencies, which states that a loss contingency should be accrued when the loss contingency is probable and such amount is reasonably estimable has been met. Accordingly, as of September 30, 2004, a provision of $4.8 million has been recorded for this obligation which represents the Company’s best estimate of this liability.

NOTE 4. Accrued Restructuring

Continuing Operations

The Company initiated a series of restructuring actions in 2002 to align capacity with both revenue and the demand from its clients. These actions were completed in the third and fourth quarters of 2002 and included staff reductions and a reduction in office space in the Company’s U.S. and London offices.

Discontinued Operations

Due to adverse market conditions and lower revenues in the Company’s São Paolo, Brazil office, its estimates of future operating performance and cash flows in São Paolo have declined substantially. As a result, in the second quarter of 2004, the operations of the Company’s office in São Paolo ceased. The results of this operation have been reclassified and are separately presented for all reporting periods as discontinued operations. In addition, the Company has recorded an accrual of approximately $0.1 million for costs associated with the shutdown of this office as of September 30, 2004. This accrual is included in “Accrued expenses and other current liabilities” on the consolidated balance sheets. The Company expects to satisfy all material obligations during the fourth quarter of 2004.

Due to the decline in client demand, the Company decided in the second quarter of 2002 to close its offices in Toronto, Munich and Hong Kong, ceasing operations in the third quarter of 2002.

The restructuring accruals established by the Company in respect to both continuing and discontinued operations, and activities related thereto, are summarized as follows:

	Balances at December 31, 2003	Charges (Credits)	Cash Uses	Other	Balances at September 30, 2004
	(In thousands)
Facilities	$15,821	$(464)	$(2,349)	$324	$13,332
Other exit costs	326	(133)	(100)	—	93

Total	$16,147	$(597)	$(2,449)	$324	13,425

Less: current portion					2,766
Long-term portion					$10,659

For the nine months ended September 30, 2004, included in “other” within the facilities category is $0.3 million in interest expense. The credit of $0.5 million included in the facilities category was the result of a favorable resolution of the contractually required market rent review in our London office. The credit of $0.1 million included in the other exit costs category is the result of changes in estimates regarding the underlying assumptions related to the Company’s excess office space. Approximately $0.1 million of the credit was recorded as a component of operating loss from discontinued operations on the consolidated statement of operations.

NOTE 5. Legal Proceedings

The Company is a party to stockholder class action law suits filed in the United States District Court for the Southern District of New York. Beginning in August 2001, several stockholder class action complaints were filed in the United States District Court for the Southern District of New York against the Company, several of its officers and directors, and five underwriters of its initial public offering (the “Offering”). The purported class actions are all brought on behalf of the purchasers of the Company’s common stock since the date of the Offering. The

MODEM MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

plaintiffs allege, among other things, that the Company’s prospectus, incorporated in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, was materially false and misleading because it failed to disclose that the underwriters had engaged in conduct designed to result in undisclosed and excessive underwriters’ compensation in the form of increased brokerage commissions and also that this alleged conduct of the underwriters artificially inflated the Company’s stock price in the period after the Offering. The plaintiffs claim violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission and seek, among other things, damages, statutory compensation and costs of litigation. The terms of the settlement have been tentatively reached between the plaintiffs in the suits and most of the defendants, including the Company. If completed, and if then approved by the court, the settlement would dismiss the claims against the Company and the individual defendants and is expected to result in no material liability to the Company. Any direct financial impact of the proposed settlement is expected to be borne by the Company’s insurers. The Company believes that the claims against it are without merit and, if they are not dismissed as part of a settlement, intends to defend them vigorously. Management currently believes that resolving these matters will not have a material adverse impact on the Company’s financial position or its results of operations, however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions.

In August 2001, the Company’s subsidiary, Modem Media Canada, Inc., brought suit against its landlord, City Core Properties, Ltd., in Ontario Supreme Court for breach of an office lease on the basis that the landlord did not complete the building into which Modem Media Canada was to move. Modem Media Canada is claiming approximately $1.2 million in damages. The landlord has counter-sued the Company, Modem Media Canada and certain of its officers and directors for breach of lease and is seeking damages in the amount of approximately $16.0 million. The landlord and his brother have been added personally as defendants in the lawsuit. The office space was repossessed by a mortgage holder and has been sold to an unrelated third party. A trial in the matter is scheduled for April 2005. The Company intends to defend against the landlord’s claims vigorously. The Company believes resolving these matters will not have a material adverse impact on its financial condition or results of operations. However, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions.

From time to time, the Company becomes involved in various routine legal proceedings in the ordinary course of its business. Other than as noted above, the Company believes that the outcome of pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its business, financial condition and results of operations.

NOTE 6. Subsequent Events

Effective July 15, 2004, the Company entered into an Agreement and Plan of Merger among Digitas, Inc and Digitas Acquisition Corp., (“Digitas”) a publicly traded marketing services organization. Under the term of the Agreement, Digitas will acquire the Company in a stock-for stock transaction.

On the date of closing each outstanding share of the Company’s common stock will be exchanged for .70 shares of Digitas common stock, and each option outstanding or warrant exercisable into the Company’s common stock will be assumed by Digitas and become exercisable into Digitas common stock, with appropriate adjustments based on the merger exchange ratio.

The merger is subject to customary conditions to closing, including (i) approval of the holders of the Company’s common stock, (ii) approval of the holders of Buyer’s common stock, (iii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and certain other regulatory approvals, (iv) the accuracy of representations and warranties and the absence of any material adverse effect with respect to each party’s business (in each case, subject to certain exceptions) and (v) the delivery of a customary opinion from counsel to the Company that the merger will qualify as tax-free reorganization for federal income tax purposes.

The transaction closed on October 15, 2004 in accordance with the original terms of the agreement.